Execution Version
SUPPORT AGREEMENT
(HPGP Units)
          This SUPPORT AGREEMENT, dated as of June 1, 2009 (this “Agreement”), is entered into among Harold Hamm, an individual residing in Oklahoma, Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”), Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust (each a “Trust” and together the “Trusts”), Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings” and, together with Holdings GP, the “Holdings Parties”).
RECITALS
          WHEREAS, simultaneously with the execution of this Agreement, HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HPGP MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and the Holdings Parties have entered into an Agreement and Plan of Merger, as it may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Holdings, upon the terms and subject to the conditions set forth therein;
          WHEREAS, Mr. Hamm and Continental Gas are the record and Beneficial Owners of, and have the right to vote and dispose of, that number of Units set forth next to their respective names on Schedule A hereto;
          WHEREAS, the Trusts are the record owners of that number of Units set forth next to their respective names on Schedule A, and Mr. Mackie in his capacity as trustee of the Trusts is the Beneficial Owner of, and has the right to vote and dispose of, such Units; and
          WHEREAS, as an inducement to the Holdings Parties entering into the Merger Agreement and incurring the obligations therein, the Holdings Parties have required that Mr. Hamm, Continental Gas and Mr. Mackie (collectively, the “Hamm Parties”) enter into this Agreement.
          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
          Section 1.1 Defined Terms. Terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
          Section 1.2 Other Definitions. For the purposes of this Agreement:

          (a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, none of the Hamm Parties, on the one hand, and the Holdings Parties, the Hiland Parties and their respective Subsidiaries, on the other hand, shall be considered Affiliates for purposes of this Agreement.
          (b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
          (c) “Conflicts Committee” means the conflicts committee of the board of directors of Holdings GP.
          (d) “Expiration Time” has the meaning set forth in Section 2.1.
          (e) “Owned Units” has the meaning set forth in Section 2.1.
          (f) “Units” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all Partnership Interests into which Units may be split, combined, merged, consolidated, reorganized, reclassified, recapitalized or otherwise converted and any rights and benefits arising therefrom, including any dividends or distributions of Partnership Interests or other equity securities which may be declared in respect of the Units and entitled to vote in respect of the matters contemplated by Article II.
ARTICLE II
AGREEMENT TO VOTE
          Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, each of the Hamm Parties irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the written agreement of the parties (with respect to Holdings GP, acting through the Conflicts Committee) to terminate this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (including each adjourned or postponed meeting) of Holdings’ Unitholders, however called, or in any other circumstances (including any sought action by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Unitholders’ Meeting”), such Hamm Party will (A) appear at such Unitholders’ Meeting or otherwise cause the Units Beneficially Owned by such Hamm Party as of the relevant time (“Owned Units”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Holdings Parties for written consent, if any, and, (B) vote, or cause to be voted, all of its Owned Units (1) in favor of the adoption and approval of the Merger Agreement (whether or not recommended by Holdings GP’s Board of Directors or any committee thereof) and the transactions contemplated thereby, including the Merger, (2) in favor of the approval of any other matter to be approved by the Unitholders of Holdings (including, without limitation, the adjournment of a Unitholders’ Meeting) to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (3) against any Alternative Proposal or any transaction contemplated by such Alternative Proposal, (4) against any proposal made in opposition to, or in competition or inconsistent with, the Merger Agreement or the Merger, including the adoption thereof or the consummation thereof, (5) against any extraordinary dividend, distribution or recapitalization by Holdings or change in the capital structure of Holdings (other than pursuant to or as explicitly permitted by the Merger Agreement), and (6) against any action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty or covenant of the Holdings Parties under the Merger Agreement or (b) interfere with, delay or attempt to discourage the Merger or the transactions contemplated by the Merger Agreement.
          Section 2.2 Restrictions on Unit Acquisitions. Until the Expiration Time, each of the Hamm Parties agrees not to, and to cause their respective Affiliates not to, (i) purchase any Common Units or any other security of Holdings that is convertible into Common Units in the open market or in privately negotiated transactions with third parties; (ii) form, join or in any way participate in a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) in connection with any of the foregoing; or (iii) commence a tender or exchange offer for Common Units at a price below $2.40 per Common Unit; provided that nothing herein shall restrict or be deemed to restrict any actions by any of the Hamm Parties (whether as part of a group or otherwise) that are consistent with or in furtherance of the transactions contemplated by the Merger Agreement, including changes to the membership of any such “group” in which Mr. Hamm participates or the receipt by any of them of Common Units in accordance with benefit plans in place prior to the date hereof. For the avoidance of doubt, nothing contained in this Section 2.2 shall be deemed to restrict in any manner the purchase by any Hamm Party of Common Units or any other security of Holdings that is convertible into Common Units in a privately negotiated transaction with Holdings, which transaction would be subject to the applicable provisions of the Partnership Agreement and DRULPA.
          Section 2.3 Proxy. The Hamm Parties hereby revoke any and all previous proxies granted with respect to the Owned Units. By entering into this Agreement, the Hamm Parties hereby grant a proxy appointing the proxyholders named in Holdings’ proxy card, with full power of substitution (the “Proxyholders”), as the Hamm Parties’ attorney-in-fact and proxy, for and in the Hamm Parties’ names, to be counted as present and to vote or otherwise to act on behalf of each Hamm Party with respect to the Owned Units solely with respect to the matters set forth in, and in accordance with Section 2.1. The proxy granted by the Hamm Parties pursuant to this Section 2.3 is, subject to the penultimate sentence of this Section 2.3, irrevocable and is coupled with an interest and is granted in order to secure the Hamm Parties’ performance under this Agreement and also in consideration of Holdings and Holdings GP entering into this Agreement and the Merger Agreement. The proxy granted by the Hamm Parties shall be automatically revoked upon termination of this Agreement in accordance with its terms. The

Hamm Parties agree, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.3.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Section 3.1 Representations and Warranties of Hamm Parties. The Hamm Parties severally represent and warrant to the Holdings Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Such Hamm Party has all requisite corporate, limited liability or other requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Hamm Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or other requisite action on the part of such Hamm Party. This Agreement has been duly executed and delivered by such Hamm Party and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of such Hamm Party, enforceable against such Hamm Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by such Hamm Party of this Agreement, nor the consummation by such Hamm Party of the transactions contemplated hereby and the performance by such Hamm Party of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of such Hamm Party, if any; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which such Hamm Party is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of such Hamm Party; or (v) violate or conflict with any Law applicable to such Hamm Party.
          (c) Such Hamm Party is the record and Beneficial Owner of the number of Common Units of Holdings constituting Owned Units as of the date hereof as set forth next to its respective name on Schedule A of this Agreement. Such Hamm Party owns its respective Owned Units free and clear of any Encumbrances, except pursuant to the organizational or governing documents of such Hamm Party, if any, or the Holdings Parties and has the full legal right, power and authority to vote all of the Owned Units without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Units, in each case, except as provided in this Agreement.
          (d) The Owned Units set forth next to such Hamm Party’s name on Schedule A hereto constitute all of the Partnership Interests of Holdings that are Beneficially Owned by such Hamm Party as of the date hereof, and, except for such Owned Units and except pursuant to the organizational or governing documents of such Hamm Party, if any, or the Holdings Parties such Hamm Party does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Units.
          (e) Except for the representations and warranties contained in this Section 3.1 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Hamm Parties nor any other Person on behalf of the Hamm Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.
          Section 3.2 Representations and Warranties of the Holdings Parties. The Holdings Parties, jointly and severally, represent and warrant to each of the Hamm Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Each of the Holdings Parties has all requisite limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Holdings Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Holdings Party. This Agreement has been duly executed and delivered by each Holdings Party and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of such Holdings Party, enforceable against such Holdings Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Holdings Parties of this Agreement, nor the consummation by the Holdings Parties of the transactions contemplated hereby and the performance by the Holdings Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Holdings Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Holdings Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Holdings Parties; or (v) violate or conflict with any Law applicable to the Holdings Parties.
          (c) Except for the representations and warranties contained in this Section 3.2 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Holdings Parties nor any other Person on behalf of the Holdings Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement
ARTICLE IV
ADDITIONAL COVENANTS OF HAMM PARTIES
          Section 4.1 Rollover of Partnership Interests. Each of the Hamm Parties agrees and acknowledges that in the Merger, the Common Units of which such Hamm Party is the record owner (in the case of the Trusts), is the Beneficial Owner (in the case of Mr. Mackie) or is the record and Beneficial Owner (in the case of Mr. Hamm and Continental Gas) will remain outstanding as Common Units of the Surviving Entity and will not be converted into the right to receive the Merger Consideration or entitled to any other form of consideration.
          Section 4.2 Non-Interference; Further Assurances. Each of the Hamm Parties agrees that, prior to the termination of this Agreement, such Hamm Party shall not take any action that would make any representation or warranty of such Hamm Party contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Hamm Party of its obligations under this Agreement; provided, however, that this restriction shall not in any way restrict or limit the Parent Parties’ right to terminate the Merger Agreement in accordance with its terms or obligate the Parent Parties to waive any conditions set forth in the Merger Agreement. Each of the Hamm Parties agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by the Holdings Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.
ARTICLE V
TERMINATION
          Section 5.1 Termination. This Agreement shall terminate without further action at the Expiration Time.
          Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
ARTICLE VI
GENERAL
          Section 6.1 Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Expiration Time.
          Section 6.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
          Section 6.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
          Section 6.4 Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.
          Section 6.5 Specific Performance; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 6.7 or in such other manner as permitted by Law and, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to the above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.
          Section 6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 6.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Harold Hamm and Continental Gas:
Harold Hamm
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Continental Gas Holdings, Inc.
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm
with copies to:
Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522
Attention: Joshua Davidson
                  Paul Perea
To Bert Mackie,
as Trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust:
Bert Mackie
201 West Broadway
Enid, OK 73701
Facsimile: (580) 242-4703
To the Holdings Parties:
Hiland Holdings GP, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
Facsimile: (214) 855-8000
Attention: Kenneth L. Stewart
                  Bryn A. Sappington
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 6.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 6.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
          Section 6.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
          Section 6.11 Amendments. This Agreement may not be amended, supplemented or otherwise modified except by the express written agreement signed by all of the parties (with respect to Holdings GP, acting through the Conflicts Committee) to this Agreement.
          Section 6.12 Extension; Waiver. At any time prior to the Expiration Time, the Holdings Parties (with respect to Holdings GP, acting through the Conflicts Committee), on the one hand, and the Hamm Parties, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
          Section 6.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 6.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
          Section 6.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
          Section 6.16 Action in Unitholder Capacity Only. The parties acknowledge that this Agreement is entered into by each of the Hamm Parties solely in their respective capacities as the record or Beneficial Owners of the Owned Units.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

HILAND PARTNERS GP HOLDINGS, LLC
By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND HOLDINGS GP, LP
By:	Hiland Partners GP Holdings, LLC, its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HAROLD HAMM
/s/ Harold Hamm

CONTINENTAL GAS HOLDINGS, INC.
By:	/s/ Matthew S. Harrison
Matthew S. Harrison
Vice President — Finance, Chief Financial Officer and Secretary

BERT MACKIE, as Trustee of the Harold Hamm DST Trust
/s/ Bert Mackie

Signature Page to Support Agreement (HPGP Units)

BERT MACKIE, as Trustee of the Harold Hamm HJ Trust
/s/ Bert Mackie

Signature Page to Support Agreement (HPGP Units)

Schedule A
BENEFICIAL OWNERSHIP OF HOLDINGS COMMON UNITS

Harold Hamm
Sole Voting and Dispositive Power	59,600
Shared Voting and Dispositive Power	8,481,350

Continental Gas Holdings, Inc.
Shared Voting and Dispositive Power	8,481,350

Bert Mackie
Sole Voting and Dispositive Power	4,597,102	[1]

[1]	Consisting of 2,757,390 Common Units and 1,839,712 Common Units held of record by the Harold Hamm DST Trust and the Harold Hamm HJ Trust, respectively.